Exhibit 99.1

March 31, 2026 as revised on April 4, 2026

Bio Insights

Attention: [***]

This non-binding letter of intent (this “Letter of Intent”), which amends and restates the letter of intent entered into on March 31, 2026, is further to our recent meetings and discussions regarding a proposed strategic transaction (the “Proposed Transaction”) pursuant to which Profusa Inc. (“Profusa”) proposes to acquire the Bio Insights LLC (the “Company”) PanOmics assets for $30 million.

The purpose of this Letter of Intent is to set out certain indicative terms and conditions relevant to the Proposed Transaction. Certain indicative terms of the Proposed Transaction are set out in the non-binding term sheet attached hereto as Schedule “A” (the “Term Sheet”).

1. Confidentiality

The Parties shall treat as confidential the existence and terms of this Letter of Intent and the Proposed Transaction. All information provided to a Party or its Representatives by the other Party or its Representatives in connection with the Proposed Transaction shall be kept in the strictest confidence and shall not be disclosed to any third party or used for any purpose other than evaluating and consummating the Proposed Transaction, save as required by applicable law or regulation (the “Confidential Information”).

For the purposes of this Letter of Intent, “Representative” means, in the case of either Party, any of its affiliates and its or their respective directors, officers, employees, agents, advisors, counsel, consultants or financing sources. Confidential Information shall not include information which: (i) is or becomes generally available to the public other than through a breach of this Letter of Intent; (ii) was known by the receiving Party prior to disclosure; (iii) was obtained from a third party lawfully and without restriction; or (iv) was independently developed without use of the Confidential Information.

2. Binding Provisions; Governing Law

Except for the provisions of this Letter of Intent relating to Confidentiality, Notices, Termination and Survival, Other, and this Binding Provisions; Governing Law section (collectively, the “Binding Provisions”), no legally binding obligations whatsoever shall arise between the Parties unless and until definitive documentation relating to the Proposed Transaction is negotiated, executed and delivered by the Parties.

This Letter of Intent is not intended to constitute an offer or a commitment, but rather an expression of mutual interest in a possible transaction.

This Letter of Intent shall be governed by and construed in accordance with the laws of Delaware, without regard to conflicts of laws principles.

3. Notices

Any notices or communications required or permitted hereunder shall be in writing and shall be effective when delivered by hand (or in the case of e-mail, on the business day immediately following transmission) as follows:

If to Profusa.:

Profusa Inc.

626 Bancroft Way Suite A
Berkeley, CA 94710

Email: ben.hwang@profusa.com

If to Bio Insights:

Bio Insights

4. Termination and Survival

This Letter of Intent shall automatically terminate, without any action by the Parties hereto, upon the earlier of (a) execution of the definitive documentation with respect to the Proposed Transaction, (b) 5:00 p.m., Eastern time on May 1, 2026, unless the Parties mutually agree to extend such date; provided, however, that the Confidentiality provisions shall survive the termination of this Letter of Intent for two (2) years from the effective date of this Letter of Intent.

5. Other

Each party shall: (i) ensure that its Representatives who are aware of the Proposed Transaction are aware of the provisions of Confidentiality provisions of this Letter of Intent; and (ii) direct such Representatives to comply with the terms of this Letter of Intent and any further non- disclosure/confidentiality agreement entered into between the Parties with respect to the matters herein (the “Confidentiality Agreement”).

Neither Party will make any public announcement or other disclosure in connection with the Proposed Transaction without the prior written consent of the other Party. The foregoing does not restrict disclosure required to comply with legal or regulatory obligations of either Party, provided that the disclosing Party gives the other Party as much notice as reasonably practicable in the context of any deadline imposed by applicable law or regulations.

No amendment or modification of this Letter of Intent will be binding upon any Party without the prior written consent of the other Party.

[Signature Page Follows]

This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Letter of Intent, and such executed electronic copy shall be legally effective to create a valid and binding agreement between Parties.

Kind regards,

Profusa INC.

By:	/s/ Dr. Ben Hwang
Name:	Dr. Ben Hwang
Title:	Chief Executive Officer

The undersigned hereby agrees to be bound by the foregoing. Dated this 4th day of April, 2026

Bio Insights LLC

By:	[***]
Name:	[***]
Title:	[***]

Signature Page – Letter of Intent

SCHEDULE A

Term Sheet for Proposed Transaction

Summary of Indicative Terms

This summary of indicative terms (“Term Sheet”) outlines the principal terms of the Proposed Transaction. The structure of the Proposed Transaction shall be agreed to by the Parties upon the receipt of corporate, tax, competition and regulatory advice. The terms below are indicative only and non-binding. Terms not defined herein have the meaning given to them in the Letter of Intent.

Key Items	General Terms
Transaction	Acquisition by Profusa of Bio Insights LLC PanOmics assay for $30 million for exclusive rights to know-how and development of Molecular Dx product, including, assay design files, access to clinical samples for clinical validation of the product and all task required for LDT launch under CLIA/CAP regulations.
Securities

Shares to be issued:

460,000 shares (the “Shares”) at close (limited to 19.99% of total shares outstanding)

Shares of a new series of preferred stock of Profusa (the “Preferred Stock”), which shall be non-voting and convertible into 59,540,000 shares of Profusa’s common stock (the “Conversion Shares”), with such conversion right exercisable one (1) year following the date of issuance of the Preferred Stock

The number of shares set forth above assumes a share price of $0.50. The actual number of shares necessary to reflect the $30,000,000 purchase price will be calculated based the closing transaction price reported by Nasdaq on the trading day preceding Closing.

The Shares and the Conversion Shares are hereafter referred to in the aggregate as the “Closing Shares”.

Conversion Shares will have registration rights and will be subject to a lockup agreement that will span seven (7) years and will have annual releases of one seventh of the Conversion Shares each year. In addition, the lock-up agreement will have a carve out allowing the Company to sell such amount of Conversion Shares that may be necessary to allow the Company to fund tax liability related to the transaction.

Consideration	Total Consideration of USD $30,000,000 to be satisfied through the issuance of the Securities.

Employment / Severance / Transition	All existing employment and/or severance arrangements for Profusa’s CEO and CFO to be reviewed by BioInsights prior to signing the transaction documentation. The Parties will mutually agree to any changes or amendments to ensure the proper retention incentives are in place for a period of two years.
Equity Financing

The Profusa will make best efforts to conclude a financing contemporaneous with the Closing or within thirty days following the Closing pursuant to which the Profusa will raise $10,000,000 in additional equity financing.

PanOmics Operating Cash

Profusa shall allocate a minimum of 15% of the net proceeds of the above equity financing and future financings, up to $2 million in aggregate for consulting work and reagent costs related to the PanOmics assay’s analytical and clinical validation and capital equipment needs of the project.

Management Shares	In connection with the closing of the Transaction, the Company shall issue to management 12% of the number of fully diluted shares immediately following the transaction and fundraising for the retention of CEO/CFO. The quantity of Management Shares will be reduced by the number of RSUs or Options, if any, issued to members of management after the date of this Letter of Intent and prior to announcement of the Transaction.
Royalty Payments	Bio Insights to receive 3% of Net Revenue in royalty payments made annually after full year financial statements are audited.
Samples

BioInsights will provide 2 cohorts of samples for CV studies:

Cohort 1, with [***] samples, will be available to ship to Profusa’s chosen facility within 5 business days of the close of the transaction. In addition, BioInsights will provide documentation from [***] confirming his consent to allow the use of these samples for a CV study within 5 days of the close of the transaction.

Cohort 2, with [***] samples, will be provided to Profusa after an MTA agreement is signed between [***] and BioInsights within 30 days of the close of the transaction. BioInsights affirms that these samples are in possession of [***] at the present time.

Both parties agree that the 30-day deadline can be extended by 2 additional weeks if needed.

Conditions to Closing (see draft purchase agreement)

Conditions to Profusa’s Obligations. The obligation of Profusa to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Profusa in its sole discretion) of each of the following conditions on or prior to the Closing Date:

(a) each of the representations and warranties of the Company contained in the Asset Purchase Agreement (the “Agreement”) shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualification) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date;

(b) the Company shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by the Company under the Agreement on or prior to the Closing Date;

(c) no Material Adverse Effect shall have occurred since the date hereof;

(d) Profusa shall have received all deliverables required under the Agreement;

(e) all governmental and third-party consents and approvals required in connection with the consummation of the transactions contemplated hereby shall have been obtained;

(f) no action, suit, proceeding, or investigation shall be pending or threatened before any Governmental Authority that seeks to enjoin, prohibit, or otherwise challenge the consummation of the transactions contemplated hereby;

(g) Profusa shall have completed, to its satisfaction in its sole discretion, its legal, financial, tax, and commercial due diligence with respect to the Purchased Assets, the Know-How, and the PanOmics Assay;

(h) the Samples shall have been physically delivered to Profusa at Profusa’s designated facility in accordance with the Agreement; and

(i) Profusa shall have received a legal opinion from the Company’s counsel, in form and substance reasonably satisfactory to Profusa.

Board Representation	Bio Insights shall have the right to nominate one independent Board member for consideration by stockholders at the next regularly scheduled annual meeting of stockholders of Profusa. Such nominee shall be required to be presented to stockholders unless he/she is approved by a majority of the members of the Nominating and Corporate Governance Committee and a majority of the members of the Profusa Board of Directors. It is contemplated that such nominee would replace a Board member whose term is expiring. Profusa shall not be required to enlarge the Board to accommodate the new nominee.
Nasdaq Approval	Profusa shall hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of voting upon the issuance of the Closing Shares prior to June 30, 2026. Profusa shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the issuance of the Closing Shares at the Shareholder Meeting.

Registration Rights	the Company shall agree to provide customary registration rights to Bio Insights Shareholders with respect to the resale registration of the Closing Shares, including demand rights, piggyback rights, expense reimbursement and indemnification provisions.
Due Diligence	Completion is subject to satisfactory completion of customary legal, financial, tax and commercial due diligence from both Parties, including through the conduct of oral due diligence sessions, at which management of the Company, its auditors and legal counsel shall participate.
Definitive Documentation	Completion is subject to execution of mutually satisfactory Agreement containing customary representations, warranties, covenants and conditions.
Term	The parties agree to use their good faith, commercially reasonable efforts to negotiate and execute a mutually acceptable definitive agreement reflecting the terms set forth in this Letter within thirty (30) days from the date hereof (the “Execution Deadline”); provided that the Execution Deadline shall be automatically extended for an additional thirty (30) days if the parties are actively negotiating in good faith and Profusa is reasonably satisfied with the progress toward execution; each party shall devote adequate resources and cause its representatives to respond promptly to requests and drafts to meet the applicable deadline, and if a definitive agreement has not been executed by such date, Profusa may, in its sole discretion, terminate this Letter and any exclusivity obligations hereunder without liability, except for any provisions expressly stated to survive, and this provision shall be binding and enforceable notwithstanding any other provision of this Letter.
Exclusivity	For the term of this Letter (the “Exclusivity Period”), the Company and its affiliates and representatives shall not, directly or indirectly, solicit, initiate, or encourage any inquiry or proposal, engage in or continue discussions or negotiations, or provide any non-public information to any third party relating to any acquisition, sale of equity or assets, or similar transaction; the Company shall immediately terminate any existing discussions or negotiations and promptly (within 24 hours) notify Profusa of any unsolicited inquiries or proposals, and the parties acknowledge that any breach would cause irreparable harm for which monetary damages would be inadequate, entitling Profusa to injunctive relief and reimbursement of reasonable out-of-pocket expenses, and this provision shall be binding and enforceable notwithstanding any other provision of this Letter.